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                                 Exhibit 10.17

                                    Paramount
                                   Group, Inc.

                       ONE WILSHIRE ARCADE IMPERIAL, LTD.

                                LICENSE AGREEMENT
                      FOR USE OF TELECOMMUNICATIONS CONDUIT
                        AND CONDUIT INTERCONNECTION ROOM

PARTIES: ONE WILSHIRE ARCADE IMPERIAL, LTD., a California Limited Partnership 624 S. Grand Avenue, Suite 1207
                                        Los Angeles, CA 90017
                                        ("One Wilshire")

                                        UNIVERSAL ACCESS, INC.
                                        100 North Riverside Plaza, Suite 2200
                                        Chicago, Illinois 60606
                                        ("Licensee")

DATE:                                   July 6, 1999

PLACE:                                  Los Angeles

ESTIMATED EFFECTIVE DATE                September 1, 1999

LICENSE EXPIRATION DATE:                August 31, 2009

                                        RECITALS


        A. One Wilshire is the owner of the One Wilshire Building, located at 624 S. Grand Avenue, Los Angeles, California 90017 (the "Building"). One Wilshire has set aside a portion of the fourth floor of the Building for use as a special conduit room (the "Conduit Room") and has set aside a portion of the Building's parking elevator shaft for use as a special conduit shaft (the "Conduit Shaft"). Additional conduits owned by One Wilshire (the "Extension Conduits") extend from the base of the Conduit Shaft out of the Building to the property line of certain property in which Licensee has an ownership or leasehold interest ("Licensee's Property"). The purpose of the Conduit Room, the Conduit Shaft, and the Extension Conduits will be to facilitate interconnections between various telecommunications providers and users who enter license agreements with One Wilshire for the use of such facilities.

        B. Licensee wishes to obtain a license from One Wilshire for use of the Conduit Room, in common with others, and use of certain conduit space (the "Connecting Conduit") running from the exterior of 530 W. 6th Street through the Extension Conduits and the Conduit Shaft to the Conduit Room. One Wilshire is willing to give Licensee a non-exclusive

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license, revocable by One Wilshire at will under the circumstances described in
Section 6 below, for use of the Conduit Room and the Connecting Conduit on the terms and conditions set forth below.

        NOW, THEREFORE, the parties hereby agree as follows:

                                    AGREEMENT

        1. License for Use of Conduit Room and Connecting Conduit. One Wilshire hereby grants to Licensee a non-exclusive license, revocable by One Wilshire at will under the circumstances described in Section 6 below, for use of the Conduit Room and the Connecting Conduit. Such use shall be on the terms and conditions set forth in this Agreement. Licensee shall have the right to commence such use on or after the date (the "Effective Date") which is the later of (a) the "Estimated Effective Date" as shown on page 1; provided Landlord first makes the Conduit Room (including the "One Wilshire Installations" assigned to Licensee as described below) and the Connecting Conduit available for use by Licensee. If for any reason the Conduit Room has not been made available for Licensee's use or the Connecting Conduit has not been installed by the Estimated Effective Date, One Wilshire shall have no liability to Licensee for any reasonable delay. However, in such event, Licensee, as Licensee's sole and exclusive remedy, shall have no obligation for the Monthly License Fee described in Section 2 until the Conduit Room has been made available for Licensee's use, the Connecting Conduit has been installed, and the Effective Date has occurred. A reasonable delay shall not exceed 30 days from Effective Date. Any delay which extends beyond the 30 days shall constitute a default by One Wilshire and Licensee may terminate this Agreement as its sole remedy.

        In connection with Licensee's use of the Conduit Room, Licensee shall be provided with use of the following items ("One Wilshire Installations") in the Conduit Room in the quantities indicated:

        N/A 110 volt AC outlets

        1/3 of a 2' by 2' lockable cabinets

        N/A backup generator connections for 110 volts AC

        N/A 5' by 5' lockable cages

        The Connecting Conduit shall run from the property line of Licensee's Property, on the first basement level below grade, up to and through the Conduit Shaft to one of Licensee's racks, cages or cabinets in the Conduit Room, as designated by Licensee. One Wilshire, in its reasonable discretion, shall designate the precise route of the Connecting Conduit, including which conduit in the Extension Conduits and the Conduit Shaft shall be used for the Connecting Conduit. The Connecting Conduit shall consist of conduit in the following quantities and sizes:

        1 1-inch innerduct

        N/A 4-inch conduits

        Licensee acknowledges that other tenants and licensees will also be using similar One Wilshire Installations in the Conduit Room. Licensee agrees to use the Conduit Room only for the purpose of facilitating interconnections between Licensee's telecommunications system and the telecommunications systems of other tenants and licensees of One Wilshire who reserve One Wilshire Installations in the Conduit Room and who consent in writing to such an interconnection. Licensee agrees not to store, install or use any equipment, conduit, cable, wiring, connecting lines or other property of Licensee in the Conduit Room for any other purpose. Licensee shall cooperate in keeping the Conduit Room locked and in restricting access to the Conduit Room to employees, contractors and other persons who need access in order to facilitate such interconnections. In no event shall Licensee cause (or permit its employees, representatives, contractors or invitees to cause) any interference with or damage to the One Wilshire Installations, equipment, conduits, cable, wiring or connecting lines owned or used by other tenants or licensees in the Conduit Room. One Wilshire shall equip the Conduit Room with security cameras and a 24-hour security access system. One Wilshire shall also provide all tenants and licensees of One Wilshire who use the Conduit Room with standard specifications for all wiring, cabling and connecting lines to be installed in the Conduit Room by such tenants or licensees. One Wilshire also shall have the right, in One Wilshire's reasonable discretion, to enforce such other security measures and installation guidelines as One Wilshire deems appropriate. However, One Wilshire shall have no liability to


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License for any damage or interference caused by any unaffiliated person to the
One Wilshire Installations assigned to Licensee or to the cable, wiring, connecting lines, equipment or other property of Licensee in the Conduit Room or the Connecting Conduit.

        One Wilshire's only obligation to Licensee regarding the installation of facilities pursuant to this Agreement shall be to install the One Wilshire Installations assigned to Licensee in the Conduit Room and the Connecting Conduit. The cost of such work, together with One Wilshire's related administrative fee, is included in Licensee's installation payment to One Wilshire described in item (b) in Section 2 below. Licensee's share of One Wilshire's cost of constructing the Conduit Room and the Conduit Shaft themselves is included in Licensee's one-time participation payment described in item (a) in Section 2.

        All installation of wiring or cabling that Licensee wishes installed in the Connecting Conduit shall be installed by One Wilshire's designated contractor at Licensee's expense, provided the designated contractor's prices are competitive within the industry. Licensee agrees to pay One Wilshire the cost of such work, together with One Wilshire's 10% administrative fee, within 30 days after receipt of a billing from One Wilshire.

        All installation of wiring, cabling and connections for Licensee's use within the Conduit Room, including but not limited to any wiring, cabling or connections in or about the One Wilshire Installations, shall be performed at Licensee's sole expense by a qualified, duly licensed contractor selected by Licensee. One Wilshire shall have no obligation or liability with respect to such work by Licensee's contractors. Licensee shall cause all such work by Licensee's contractors to be completed and paid for promptly to prevent any mechanic's liens being filed. Licensee shall also cause all such work by Licensee's contractors to comply with One Wilshire's rules and regulations in effect from time to time for work in the Building, as well as the requirements in One Wilshire's Conduit Room Rules in effect from time to time. (The Conduit Room Rules initially shall be as set forth in Exhibit A.) Such requirements include, but shall not be limited to, the requirement that, prior to starting the work, the contractor or Licensee must provide to One Wilshire (i) evidence of insurance coverage for the work in conformity with the standards in One Wilshire's rules, (ii) copies of all legally required permits for the work, and
(iii) a copy of the written consent of any other tenant or licensee in the Conduit Room with whose facilities a connection will be made as part of the work. Licensee shall notify One Wilshire in writing before Licensee's contractor commences any such work, so that One Wilshire may, if One Wilshire so elects, post notices of nonresponsibility.

        Licensee's ongoing use of the Conduit Room, the Connecting Conduit and Licensee's cable, wiring, and connecting lines shall comply with all applicable laws and the Building's rules (including but not limited to the Conduit Room Rules) adopted by One Wilshire from time to time. Licensee's use shall not interfere in any way with the operation of the Building or with the occupancy or activities of any other tenant or licensee.

        2. License Fees. Licensee agrees to pay One Wilshire a license fee for use of the Conduit Room and the Connecting Conduit, which initially shall be (a) a one-time participation fee of $N/A for use of the Conduit Room, plus (b) installation costs of $4.000 for the Connecting Conduit and for the One Wilshire Installations assigned to Licensee in the Conduit Room (not including Licensee's cable, wiring, or connecting lines in the Connecting Conduit and the Conduit
Room). Such amounts shall be due and payable upon execution of this Agreement. (No portion of such amounts shall be refundable if this license is terminated, except in the event One Wilshire is in default of this Agreement. Such payments shall be a condition precedent to Licensee's rights to use this license.

        After Licensee's initial payment, the monthly license fee (the "Monthly License Fee") for the Conduit Room and the Connecting Conduit shall be $1.500 per month, subject to adjustment as provided below. Such Monthly License Fee shall be due and payable to One Wilshire at the address shown on page 1 on the first day of each month or portion of a calendar month until this license expires pursuant to Section 6 below or is revoked by One Wilshire, without any fault by Licensee, in accordance with Section 6 below. The first such installment of the license fee shall be due on the Effective Date. The Monthly License Fee for any partial calendar month shall be equitably prorated, as calculated by One Wilshire in its reasonable discretion.

        The amount of the Monthly License Fee shall be adjusted as of each January 1 until the License Expiration Date set forth on page 1. For purposes of calculating such adjustment, the Consumer Price Index for All Urban Consumers, U.S. City


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Average, All Items (1967=100), unadjusted (herein the "Index") published by the
Bureau of Labor Statistics of the United States Department of Labor for the month during which the Effective Date occurs shall be the base Index figure (the "Base Index"). The Base Index shall be compared to the Index figure for December of each year that the license continues in force until it expires pursuant to
Section 6, including the initial partial calendar year during which the Effective Date occurs. In the event that the Index figure for December of any such year shall be greater than the Base Index, then in addition to the Monthly License Fee, Licensee shall pay to One Wilshire a monthly amount equal to the same percentage increase in the Monthly License Fee as the percentage increase in the Index for such December over the Base Index. Such amount shall be payable monthly commencing with the payment of the Monthly License Fee for the January immediately following such December.

        In the event that the Index for any such December is not yet available upon the date that any installment of the Monthly License Fee is due, Licensee shall continue paying the Monthly License Fee, as previously adjusted, in the amount applicable for such December until the Index for that month is published, whereupon Licensee shall immediately pay One Wilshire the adjustments which would have been due in the months following such December had the Index for such December been available. In the event that publication of the Index is discontinued, One Wilshire and Licensee agree that the index of consumer prices which is most closely analogous to the Index shall be used in place of the Index for calculation of the adjustments payable hereunder. In the event that the referents or techniques employed in the calculation of the Index shall be modified and such modification would have resulted in a different figure for the Base Index, One Wilshire and Licensee agree that the Base Index shall be appropriately adjusted and that the Index, as modified, shall be used as provided hereunder.

        3. Electrical Usage. If the One Wilshire Installations include electrical outlets, Licensor may elect to separately meter at Licensee's expense the electrical usage of some or all of such outlets. Licensee shall pay the charges for all such separately metered electrical usage within 30 days after receipt of a billing therefor. Licensee shall also pay monthly within 30 days after Licensee's receipt of a billing such sums as Licensor's building engineer may reasonably determine to be necessary in order to reimburse Licensor for the additional cost of any electrical usage by Licensee within the Conduit Room which has not been separately metered to Licensee. Licensee shall have the right to review supporting documentation (electric bills, formulas/calculations) used to determine electric costs billed to Licensee.

        4. Indemnity, Waiver and Insurance. Licensee hereby agrees to indemnify and hold harmless One Wilshire and its partners, its agent Paramount Group, Inc. and their respective officers, directors, shareholders, agents and employees (collectively, the "One Wilshire Group") from and against any and all claims (including but not limited to claims for bodily injury or property damage), actions, mechanic's liens, losses, liabilities, and expenses (including reasonable attorney fees and costs of defense by One Wilshire's legal counsel) (collectively, "Claims"), which may arise from the installation, operation, use, maintenance or removal of conduit, cable, wiring, connecting lines, equipment or other property pursuant to this Agreement or from Licensee's use of the Conduit Room, the Connecting Conduit, or the One Wilshire Installations. Similarly, Licensee shall pay upon demand by One Wilshire the costs to repair any physical damage to the Building caused by such installation, operation, use, maintenance or removal. Licensee hereby waives and releases the One Wilshire Group from any Claims Licensee may have at any time (including but not limited to Claims relating to interruptions in services) arising out of or relating in any way to the installation, operation, use, maintenance, or removal of conduit, cable, wiring, connecting lines, equipment or other property described in this Agreement or Licensee's use of the Conduit Room, the Connecting Conduit, or the One Wilshire Installations, except to the extent caused by the negligence of any member of the One Wilshire Group or One Wilshire's contractors. Such waiver and release shall not apply to Claims to the extent caused by One Wilshire's wilful misconduct. However, in no event shall One Wilshire or any member of the One Wilshire Group be liable to Licensee for lost profits or consequential, incidental or punitive damages of any kind. Licensee agrees to provide One Wilshire, prior to Licensee's use of the Conduit Room or the Connecting Conduit hereunder and at all times during such use, with evidence of liability insurance coverage for Licensee's activities in or about the Building, the Conduit Room, and the Connecting Conduit. Such insurance shall be in an amount of not less than $2,000,000 combined single limit for injuries to persons and damage to property, shall provide for deductibles of not more than $5,00 per occurrence, shall include coverages reasonably acceptable to One Wilshire (including but not limited to contractual coverage covering Licensee's indemnity obligations to One Wilshire under this Agreement) and shall name as additional insureds One Wilshire, is managing agent Paramount Group, Inc. and any lenders or ground lessors designated by One Wilshire.

        5. Removal of Cable, Wiring and Connecting Lines. Licensee agrees that, upon the expiration or termination of this license as described in Section 6 below, Licensee (or, at One Wilshire's election, the contractor designated by One Wilshire) shall promptly remove, at Licensee's sole cost and expense, all cable, wiring, connecting lines, and other installations, equipment or property installed or placed by or for Licensee in the Conduit Room or the Connecting Conduit


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(excepting the Connecting Conduit itself and the One Wilshire Installations, which shall remain the property of One Wilshire), and restore those portions of the Building damaged by such removal to their condition immediately prior to the installation or placement of such items. If Licensee fails to promptly remove all such items pursuant to this Section 5, or if One Wilshire elects to have such work performed by One Wilshire's contractor, One Wilshire may remove such items and restore those portions of the Building damaged by such removal to their condition immediately prior to the installation or placement of such items, in which case Licensee agrees promptly to pay One Wilshire's reasonable costs of removal and restoration, including One Wilshire's administrative fee.

        6. No Lease or Easement of Conduit Room or Connecting Conduit; Termination of License. Licensee acknowledges that the rights granted to Licensee hereunder do not constitute a lease of any portion of the Conduit Room, the Connecting Conduit or the One Wilshire Installations nor an easement, but rather constitute a non-exclusive license for use in common with others. Such license is revocable by One Wilshire in One Wilshire's sole discretion (a) upon any default by Licensee under this Agreement which is not cured within 30 days after written notice from One Wilshire to Licensee; or (b) if the Connecting Conduit runs through the right-of-way for Grand Avenue, upon any failure to obtain, or any revocation of, in whole or in part, for any reason, One Wilshire's permit or franchise to use such right-of-way for the Connecting Conduit, or the placing of unduly burdensome (economic or otherwise) restrictions or conditions on such use (as determined by One Wilshire in its reasonable discretion), by the City of Los Angeles or other governmental agency with jurisdiction; or (c) if the Connecting Conduit runs under the outdoor parking lot south of the Building (which parking lot is ground leased by One Wilshire on a long-term basis), upon the termination for any reason of One Wilshire's ground lease for such parking lot, or upon the arising of any other need for One Wilshire to terminate this license in order to comply with the terms of such ground lease. (Licensee agrees not to violate any provision of which Licensee has notice contained in the permit or franchise described in item
(b) or in the ground lease described in item (c).) One Wilshire shall retain such rights of revocation notwithstanding any expenditure of money on the installations described herein or other actual or alleged reliance by Licensee. Such revocation shall be made by written notice from One Wilshire to Licensee.

        The license shall expire in any event, without notice from One Wilshire, upon the License Expiration Date set forth on page 1.

        This license is personal to Licensee, and Licensee's rights hereunder may not be assigned, sub-licensed, or otherwise transferred in any fashion, regardless of whether such an arrangement is called an assignment, a sub-license, a co-location agreement or any other name. Licensee agrees not to permit any third party to place, use or operate their own equipment, wiring, cabling or connecting lines in or about Licensee's One Wilshire Installations or Connecting Conduit.

        In the event of any termination of this license due to a default by Licensee, One Wilshire, in addition to any other rights it may have at law or in equity, may collect from Licensee (i) the worth at the time of award of all license fees earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid license fees which would have been earned after termination until the time of award exceed the amount of such loss of license fees that the Licensee proves could have been reasonably avoided;
(iii) the worth at the time of award of the amount by which the unpaid license fees after the time of award up through the License Expiration Date shown on page 1 exceed the amount of such loss of license fees that Licensee proves could be reasonably avoided; and (iv) any other amount necessary to compensate One Wilshire for all the detriment proximately caused by the Licensee's default or which in the ordinary course of things would be likely to result therefrom. The "worth at the time of award" as described in items (i) and (ii) shall include interest at Bank of America's prime rate at that time plus 3%. The "worth at the time of award" as described in item (iii) shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%.

        7. Attorneys' Fees. In the event of any lawsuit or other proceeding between the parties arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party the prevailing party's reasonable attorneys' fees and costs of suit.

        8. Miscellaneous. This Agreement supersedes all prior or contemporaneous understandings, negotiations, or agreements between the parties, whether written or oral, with respect to its subject matter. This Agreement may be amended only in a writing signed by both One Wilshire and Licensee.

        One Wilshire's obligations under this Agreement shall be enforceable only against One Wilshire's interest in the Building and not any other asset of One Wilshire. Upon any sale or other conveyance by One Wilshire of its interest in the


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Building, One Wilshire shall be released from any further obligations under this
Agreement, and Licensee shall acknowledge One Wilshire's transferee of the Building as the new licensor under this Agreement. Subject to the other provisions hereof, this Agreement shall be binding on the parties and their respective successors and assigns.

        Licensee acknowledges that One Wilshire and its agents, employees, and representatives have made no representation to Licensee of any kind regarding any matter, including but not limited to the Building, the Conduit Room, the One Wilshire Installations, the Connecting Conduit, or the effect of applicable laws or zoning on Licensee's intended use of this license. Licensee is relying on its own investigation of all such matters and agrees to obtain at its expense all licenses, conditional use permits, or other governmental approvals legally required for its intended use of this license.

        The interpretation and enforcement of this Agreement shall be governed by the laws of the State of California.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and at the place first written above.

ONE WILSHIRE:                  ONE WILSHIRE ARCADE IMPERIAL, LTD.
                               a California Limited Partnership
                               By: Paramount Group, Inc., Its Agent


                                 By:   /s/ DANIEL K. BROWN
                                    -------------------------------
                                    Daniel K. Brown

                               Its Director, Property Management Western Region

                                 By:
                                    -------------------------------

                                    Its
                                       ----------------------------



LICENSEE:                      UNIVERSAL ACCESS, INC.


                               By: /s/ THOMAS HADDEN

                                   Its Chief Network Officer

                                 By:  Thomas Hadden
                                    -------------------------------

                                    Its
                                       ----------------------------


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                                    Paramount
                                   Group, Inc.

                                    EXHIBIT A

                              ONE WILSHIRE BUILDING

                        CONDUIT ("MEET POINT") ROOM RULES

        The Meet Point Room is a conduit room located on the fourth floor of the One Wilshire Building located at 624 S. Grand Avenue, Los Angeles, California 90017 (the "Building") for the special purpose of facilitating interconnections between various telecommunications providers and users who currently hold licenses with the Building for the use of such facilities ("Participants"). As a condition to maintaining their license and to the ongoing use of the Meet Point Room, all Participants must comply with the Meet Point Room Rules set forth herein and as may be adopted or revised by the Building in its reasonable discretion from time to time.

        These Meet Point Room Rules are in addition to the terms, covenants, and conditions of any agreement (including but not limited to a lease) between Participant and the Building for use of the Meet Point Room. In the event these Rules conflict with any provision of such agreement, such agreement shall control.

        The Building may waive any one or more of these Meet Point Room Rules for the benefit of a Participant, but no such waiver by the Building shall be construed as a waiver of such Rules in favor of anyone other than such Participant for whose benefit such waiver was expressly intended, nor prevent the Building from thereafter enforcing such Rules against such Participant or any or all of the other Participants.

        The Building reserves the right to make such other and reasonable Meet Point Room Rules as, in its judgment, may from time to time be necessary or desirable. Participant agrees to abide by all such Meet Point Room Rules as stated herein and any additional rules and regulations which are adopted.

1. Participants must furnish the Building with the names (and other necessary identification as Building may require) of its personnel who are authorized by Participant to enter the Meet Point Room. Participants are responsible for keeping such authorized user list current.

2. Participants wishing to enter into the Meet Point Room must sign in at the Meet Point Room log book located at the Building Security Desk.

3. Each person wishing to enter the Meet Point Room must be on the authorized user list. Positive proof of identity is required before entrance to the Meet Point Room is permitted. A driver's license or other authenticated photograph identification is the only acceptable form of positive proof. Such form of identification will be held as security until Participant completes Participant's activities in the Meet Point Room.

4. Each person wishing to enter the Meet Point Room must obtain a security access card from Building Security each time he or she wishes to enter. On entering or leaving the Meet Point Room, Participant must make sure the door is shut and not left ajar.

5. If Participant intends to perform cross-connect work in the Meet Point Room, upon entry Participant must submit a fully executed (by Participant and the Building's authorized representative) Cross-Connect Authority Form in the form provided by the Building.


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6.      Upon leaving the Meet Point Room, Participant must sign out in the Meet
        Point Room log book at which time Participant's photo identification will be returned.

7. All activities in the Meet Point Room must be in compliance with the law including all applicable local, state, and federal laws, rules, codes and regulations.

8. Participants desiring to interconnect to another Participant's cross-connect array must negotiate such interconnection directly with such other Participant and the Building shall have no obligation in that regard.

9. All cross-connects must be accomplished utilizing Building-standard cable and wire and following approved procedures.

10. All wiring shall be routed through the furnished channels, raceways, etc. All cable shall be dressed-in and secured so as to ensure a professional appearance, run straight and level, with 90 degree corners where possible. Where tie wraps are used, the end shall be cut to preserve the professional appearance.

11. Groups of cable routed to the Meet Point Room shall remain bundled together to the degree possible for easy identification.

12.     All cables must be clearly labeled utilizing Building-provided tags.

13.     The Meet Point Room must be kept clean and free of debris at all times.

14. Tampering in any way with other Participants' circuits and cross-connects is not permissible and is grounds for immediate revocation of Participant's Meet Point Room rights. All other infractions of Meet Point Room Rules must be corrected within 24 hours of notification.

15. If circuit tampering is detected at any time by any Participant, it must be reported immediately to the Building Security Desk.

16. Notification of infraction is accomplished by Building Management's delivery of a written warning to the Participant.

17. Receipt of three (3) warnings within a six-month period is cause for immediate revocation of Meet Point Room participation rights.

18. Meet Point Room participation rights are subject to revocation for any default under the agreement between the Building and Participant regarding Participant's use of the Meet Point Room.

19. Upon expiration or revocation of Meet Point Room participation rights, Participant must make arrangements to vacate the Meet Point Room and remove all cross-connects associated with Participant's assigned array(s) within 30 calendar days of notification.


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